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                                                                   EXHIBIT 3.1




                     RESTATED CERTIFICATE OF INCORPORATION
                          OF LASER POWER CORPORATION,
                             A DELAWARE CORPORATION



         Laser Power Corporation, a corporation organized and existing under the laws of the General Corporation Law of the State of Delaware, hereby certifies as follows:

         1. The name of the Corporation is Laser Power Corporation (the "Corporation"). The Corporation was originally incorporated under the same name, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 11, 1983 and has been subsequently amended from time to time (the original Certificate of Incorporation and all amendments thereto are hereinafter collectively referred to as the "Certificate of Incorporation, as amended").

         2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation, as amended.

         3. This Restated Certificate of Incorporation set forth below was approved by the Corporation's Board of Directors and stockholders and was duly adopted in accordance with the provisions of Section 242 and 245 of the Delaware General Corporation Law, the stockholders of the Corporation having approved this resolution by the written consent of the holders of a majority of the outstanding shares in accordance with Section 228, with the notice required by said Section having been duly given:

         4. The text of the Certificate of Incorporation, as amended, is hereby restated and further amended to read in its entirety as follows:



                                   ARTICLE I

         The name of the Corporation is Laser Power Corporation.

                                   ARTICLE II

         The Corporation's registered office in the State of Delaware is located at 15 North Street, City of Dover, County of Kent. The registered agent in charge thereof is Incorporating Services, Ltd., whose address is the same as above.
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                                  ARTICLE III

         The nature of the business and the objects and purposes transacted, promoted and carried on, are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE VI

         A. Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Eighteen Million (18,000,000) shares, par value $.125 per share. Fifteen Million (15,000,000) shares shall be Common Stock and Three Million (3,000,000) shall be Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. Except for the Series A Preferred Shares, the Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series subsequent to the issue to shares of that series.

         B.      Determination of Preferences of Series A Preferred Shares.
The rights, preferences, privileges, restrictions and other matters relating to the Shares of Series A Preferred Stock are as follows:

                 1. Designation of Preferred Shares. Two Million (2,000,000) shares of Preferred Stock are designated "Series A Preferred Shares."

                 2. Dividend Provisions. Subject to the rights of series of Preferred Stock (where such rights will be subject to the Protective Provisions of the Series A Preferred Stock as set forth in Section 6 of Division (B) of Article IV hereof) which may from time to time come into existence, the holders of the outstanding shares of Series A Preferred Stock shall be entitled to receive, prior and in preference to any declaration and payment of any dividend (payable other than in stock of the Corporation) on the Common Stock, dividends at a rate equal to $0.32 per share of Series A Preferred Stock per annum, out of any assets legally available therefor, when and if declared by the Board of Directors; provided that any offering of shares of Common Stock of the Corporation to all of its existing shareholders (whether holding Common Stock or Preferred Stock), regardless of the amount of the purchase price for such shares, shall not be deemed to be a dividend for purposes of this provision. Such dividends shall not be cumulative.

                 3.       Liquidation Preference.

                          (a)     Subject to the rights of series of Preferred
Stock (where such rights will be subject to the Protective Provisions of the Series A Preferred Stock as set forth in Section 6 of Division (B) of Article IV hereof) which may from time to time come into existence, in the event of any liquidation, dissolution or winding up of this Corporation,


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either voluntary or involuntary, the assets of the Corporation available for distribution to stockholders shall be distributed among the holders of the Series A Preferred Stock and Common Stock pro rata based upon the number of shares of Common Stock held by each (assuming conversion of all Series A Preferred Stock); provided, however, that if such liquidation, dissolution or winding up of the Corporation arises out of the Corporation voluntarily filing, or having filed against it, any petition for bankruptcy, arrangement, reorganization, liquidation or other protection under federal bankruptcy laws, then the holders of the Series A preferred Stock shall be entitled to receive, prior and in preference, to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount equal to $4.00 per share plus any declared but unpaid dividends for each share of Series A preferred Stock then held by them. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts then, subject to the rights of Preferred Stock (where such rights will be subject to the Protective Provisions of the Series A Preferred Stock as set forth in Section 6 of Division
(B) of Article IV hereof) which may from time to time come into existence, the entire assets of the Corporation then legally available for distribution shall be distributed pro rata among the holders of Series A Preferred Stock. After payment has been made to the holders of Series A Preferred Stock of the full preferential amounts to which they shall be entitled as aforesaid, then any remaining assets available for distribution shall be distributed among the holders of the Series A Preferred Stock and Common Stock pro rata based upon the number of shares of Common Stock held by each (assuming conversion of all Series A Preferred Stock).

                          (b)     A consolidation or merger of this Corporation
with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of this Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 3.


                          4.      Conversion.  The Series A Preferred Stock
shall be convertible into Common Stock as follows (the "Conversion Rights"):

                          (a)     Right to Convert by Holders.  Subject to
Section 4(c) hereof, each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date which is four years since the date of the first issuance of any of the Series A Preferred Stock, at the office of this Corporation or any transfer agent therefor, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing Four Dollars ($4.00) per share (the "Original Series A Issue Price") by the Series A Conversion Price at the time in effect for such share. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price; provided, however, that the Conversion Price for the Series A Preferred Stock shall be subject to adjustment as set forth in Sections 4(c) and 4(d) hereof.

                          (b)     Option to Require Conversion by the
Corporation. During any time which is within thirty-one (31) calendar days after the closing selling price of one share of the Corporation's Common Stock, if the Common Stock is listed or admitted to trading on


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any stock exchange, or after the mean between the highest bid and lowest asked price (or if such information is available, the closing selling price) in the over-the-counter market, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system, if the Common Stock is not listed or admitted to trading on any stock exchange, has for twenty-one (21) consecutive trading days been equal to or exceeded $7.50 per share (as appropriately adjusted for any stock dividend, stock split or combination, recapitalization, consolidation or the like of the Common Stock), the Company may, but is not required to, automatically convert each share of Series A Preferred Stock then outstanding into shares of Common Stock at the Conversion Price at the time in effect for such shares, effective upon the Corporation giving written notice by mail, postage prepaid of such automatic conversion to each holder of record of Series A Preferred Stock, at each such holder's respective address as it shall appear on the records of the Corporation, (i) notifying each such holder of the Corporation's election to convert such shares, (ii) stating the Conversion Price, and (iii) stating the place or places at which the Certificates evidencing the Series A Preferred Stock shall be surrendered.

                          (c)     Mechanics of Conversion.  Before any holder of
Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock under Section 4(a) hereof, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent therefor, and shall give written notice by mail, postage prepaid, to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Series A Preferred Stock for conversion under
Section 4(a) hereof, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. In the event of a conversion exercised by the Corporation pursuant to Section 4(b) hereof, from and after the date of the notice given by the Corporation in accordance with
Section 4(b) hereof, the shares of Series A Preferred Stock shall no longer be deemed to be outstanding, and all rights of the holders of Series A Preferred Stock shall cease and terminate, except the right of the holders of such shares, upon surrender of certificates therefor, to receive shares of Common Stock in exchange therefor. This Corporation shall, as soon as practicable thereafter after the surrender of certificates of Series A Preferred Stock, whether pursuant to Section 4(a) or 4(b) hereof, issue and deliver to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.

                          (d)     Adjustments to Conversion Price.  In the
event of any dividend on the Common Stock payable in Common Stock, the Conversion Price for the Series A Preferred Stock shall on the record date for determining holders of Common Stock entitled to


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such dividend be decreased proportionately.  In the event of any subdivision
(split) of the Common Stock, the Conversion Price for the Series A Preferred Stock shall on the effective date thereof be proportionately decreased. In the event of any combination (reverse split) of the Common Stock, the Conversion Price for the Series A Preferred Stock shall on the effective date thereof be proportionately increased. In the event of any reclassification of the Common Stock, the Conversion Price for the Series A Preferred Stock shall be adjusted in good faith by the Board of Directors of the Corporation appropriately to reflect such reclassification or recapitalization and to protect the rights of holders of Series A Preferred Stock to receive upon conversion the same amount of securities or property that they would have received had they converted immediately prior to the date for determination of holders of Common Stock entitled to receive securities or property as a result of such reclassification or recapitalization, and their rights to appropriate adjustments upon any further stock dividend, stock split, reclassification or recapitalization. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series A Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the conversion rights of the holders of the Series A Preferred Stock.

                          (e)     Further Adjustment of Series A Preferred Stock
Conversion Price. In connection with a conversion of Series A Preferred Stock by a holder thereof pursuant to Section 4(a) hereof, if the closing selling price of one share of the Corporation's Common Stock, if the Common Stock is listed or admitted on any stock exchange, or if the highest bid price (or if such information is available, the closing selling price) in the over-the-counter market, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system, if the Common Stock is not listed or admitted to trading on any stock exchange, has for the twenty-one (21) consecutive trading days immediately prior to the date of such holder's notice of conversion pursuant to Section 4(c) hereof been less than $4.00 per share (as appropriately adjusted for any stock dividend, stock split or combination, recapitalization, consolidation or the like of the Common Stock) then, in that event, the Conversion Price then in effect for the Series A Preferred Stock being so converted shall be reduced to the greater of (i) the average closing price, or average highest bid price, as the case may be, for such twenty-one
(21) day period and (ii) $2.00 per share (as appropriately adjusted for any stock dividend, stock split or combination, recapitalization, consolidation or the like of the Common Stock). Such adjustment shall only apply to any Series A Preferred Stock being converted pursuant to such notice of conversion, and shall not apply to any Series A Preferred Stock not being converted at such time (or in the event that the notice of conversion is withdrawn by such holder prior to the consummation of such conversion).

                          (f)     Consolidation or Merger.  If any
consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all its assets to


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another corporation, shall be effected, then, as a condition of such consideration, merger or sale, lawful and adequate provision shall be made whereby the holders of shares of Series A Preferred Stock shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable upon the conversion of the Series A Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares equal to the number of shares of Common Stock immediately theretofore so receivable by such holder had such consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustment of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights. The Corporation shall not effect any such consolidation, merger or sale, unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed or delivered to the holder hereof, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive.

                          (g)     No Impairment.  This Corporation will not, by
amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

                          (h)     No Fractional Shares and Certificate as to
Adjustments.

                                  (i)  No fractional shares shall be issued upon
conversion of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                                  (ii)  Upon the occurrence of each adjustment
or readjustment of the Conversion Price of Series A Preferred Stock pursuant to this Section 4, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of


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Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

                          (i)     Notice of Certain Actions.  In case at any
time:

                                  (1)  The Corporation shall declare any
dividend upon its Common Stock payable in securities or make any special dividend or other distribution (other than a cash dividend to the holders of its Common Stock);

                                  (2)  The Corporation shall offer for
subscription pro rata to the holders of its Common Stock any additional securities of any class or other rights;

                                  (3)  There shall be any capital
reorganization, or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with, or sale of all or substantially all its assets to, another corporation;

                                  (4)  There shall be a voluntary or
involuntary dissolution, liquidation or winding up of the Corporation; or

                                  (5)  The Corporation shall enter into an
agreement or adopt a plan for the purpose of effecting a consolidation, merger, or sale of all or substantially all of its assets;

then, in any one or more of said cases, the Corporation shall give written notice, by first class mail, postage prepaid, to each holder of record of shares of Series A Preferred Stock, of the date on which (a) the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights, or (b) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding upon shall take place, as the case may be. Such notice shall also specify the date as of which the holders of Shares of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up, as the case may be. Such written notice shall be given at least 30 days prior to the action in question and not less than 30 days prior to the record date or the date on which the Corporation's transfer books are closed in respect thereto.

                          (j)     Reservation of Stock Issuable Upon
Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.


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                          (k)     Notices.  Any notice required by the
provisions of this Section 4 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

                 5.       Voting Rights.

                          The holder of each outstanding share of Series A
Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class, with respect to any question upon which holders of Common Stock have the right to vote.

                 6. Protective Provisions. In addition to any other rights provided by law, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of not less than a majority of the then outstanding shares of Series A Preferred
Stock:

                          (a)  alter or change the rights, preferences or
privileges of the shares of Series A Preferred Stock so as to affect adversely the shares; or

                          (b)  increase the authorized number of shares of
Series A Preferred Stock; or

                          (c)  create any new class or series of stock having a
preference over shares of Series A Preferred Stock with respect to voting, dividends or upon liquidation.


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                 7.       Status of Converted or Redeemed Stock.  In the event
any shares of Series A Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation.

         C.      Common Stock.

                 1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitle to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

                 2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 3 of Division (B) of this Article IV hereof.

                 3.  Redemption.  The Common Stock is not redeemable.

                 4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provide by law.

                                   ARTICLE V

         The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, and the directors need not be elected by written ballot unless required by the Bylaws of the Corporation.

                                   ARTICLE VI

         The affirmative vote of the holders of two-thirds (66-2/3%) of the outstanding common shares of this Corporation shall be required for the approval, adoption or authorization of a business combination (as hereinafter defined) and no business combination (as hereinafter defined) and no business combination shall be entered into without such affirmative vote.

         As used in this Article VI, the term "business combination" means:

         (a) the merger of this Corporation into, or its consolidation with, any other corporation, person or business entity;

         (b) the merger of any other corporation, person or business entity into, or its consolidation with, this Corporation;

         (c) the sale, exchange, lease, transfer or other disposition by this Corporation of sixty percent (60%) or more of its assets or business to any other corporation, person or business entity;


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         (d)  the issuance or transfer at any one time by this Corporation, or by any subsidiary of this Corporation, of fifty percent (50%) or more of voting securities issued pursuant to a stock option, purchase, bonus, performance unit or other plan or agreement for natural persons who are directors, employees, consultants, and/or agents of this Corporation and/or a subsidiary thereof to any other corporation, person or business entity in exchange for cash, assets, or securities or any combination thereof; or

         (e) any agreement, contract or other arrangement between this Corporation and any other corporation, person or business entity providing for any of the transactions described in clauses (a), (b), (c) or (d) immediately preceding this clause (e).

         The provisions of this Article VI shall not apply to any transaction described in this Article VI, (i) if the Board of Directors of this Corporation has approved a memorandum of understanding with such other corporation, person or business entity with respect to and substantially consistent with such transaction, or (ii) to any corporation, person or business entity which is an owner of five percent (5%) of the outstanding shares of Common Stock of this Corporation at the time of adoption of this Article VI.

         The affirmative vote of the holders of two-thirds (66-2/3%) of the outstanding shares of Common Stock of this Corporation shall be required for the amendment of all or any part of this Article VI.


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                                  ARTICLE VII

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of this Corporation, but any Bylaw amendment by the Board of Directors increasing or reducing the authorized number of directors shall require a resolution adopted by the affirmative vote of not less than two-thirds (2/3) of the then authorized number of directors. Bylaws shall not be made, repealed, altered, amended or rescinded by the stockholders of the Corporation except by the vote of the holders of not less than 66-2/3% of the total voting power of all outstanding shares of voting stock of the Corporation.

                                  ARTICLE VIII

         Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                   ARTICLE IX

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the Bylaws of the Corporation, include the power to call such meetings, but such special meetings may not be called by any other person or persons. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                   ARTICLE X

         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize, with the approval of a Corporation's stockholders, further reductions in the liability of the Corporation's directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article X by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.


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                                   ARTICLE XI

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles VI, VII, IX, X and this Article XI may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than 66-2/3% of the total voting power of all outstanding shares of voting stock of this Corporation.

         IN WITNESS WHEREOF, Laser Power Corporation has caused this Second Restated Certificate of Incorporation to be signed and attested by its duly elected officers this 12th day of June, 1996.

                                        LASER POWER CORPORATION



                                        By: /s/ Glenn H. Sherman
                                           ______________________________
                                           Glenn H. Sherman,
                                           Chief Executive Officer


ATTEST:


/s/ Paul P. Wickman
_________________________
Paul P. Wickman, Jr.,
Secretary





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